April 22, 2010

«ContactName»
«BRKNAMEB»
«BrkAddress»
«BRkaddr2»
«BrkCity», «BrkState»  «BrkZip»

Re:           WNC Housing Tax Credit Fund VI, L.P., Series 13 (the “Partnership”)

Dear Registered Representative:

Please be informed that your client(s) with an interest in the Partnership (listed on the last page) have recently been mailed definitive consent solicitation materials dated April 15, 2010.  The definitive materials describe a proposal to sell the Partnerships’ interests in two properties, and use the sale proceeds to complete the Partnership’s investment in a third Partnership property and pay obligations.  The definitive materials were prepared by the general partner and include its recommendation for the approval of the proposal. Please feel free to contact investor services at investorservices@wncinc.com or (714) 662-5565 ext 600 if you would like a copy of the definitive consent solicitation materials or if you have further questions regarding this matter.  Thank you.

The first page of the definitive materials appears on the reverse side hereof.

Sincerely,
WNC National Partners, LLC,
General Partner

17782 Sky Park Circle • Irvine, CA 92614-6404 • Phone 714/662 5565 • Fax 714/708 8498

CONSENT SOLICITATION STATEMENT

PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
WNC HOUSING TAX CREDIT FUND VI, L.P., SERIES 13
(the “Partnership”)

April 15, 2010

SUMMARY QUESTIONS AND ANSWERS ABOUT
THIS CONSENT SOLICITATION STATEMENT

Q:  Why have I received this Consent Solicitation Statement?

A:  You have received this Consent Solicitation Statement because the Partnership’s general partner seeks the approval of the Partnership’s limited partners to the sale of two of the Partnership’s assets. You are entitled to vote because, according to the records of the Partnership, you owned Units on April 15, 2010. Even if you have sold some or all of your Units since that date, if you owned Units on April 15, 2010, you are entitled to vote.

Q:  What does the Proposal involve?

A:  We are proposing to sell all of the Partnership’s interests in two local limited partnerships to a related investment fund.

Q:  How can the Proposal be approved?

A:  The Proposal will be approved with the consent of a majority-in-interest of all limited partners.

Q:  Why is the general partner proposing to sell the Partnership’s assets at this time?

A:  Proceeds of the sales of the two local limited partnership interests will be used to invest in additional tax credits from a third local limited partnership owned by the Partnership, to retire its construction loan and to pay other debts and obligations of the third local limited partnership, including those resulting from cost overruns and those due to the general partner, and to restore reserves of the Partnership and the third local limited partnership.

Q:  Does the general partner recommend that I consent to the Liquidation?

A:  Yes. The general partner recommends that limited partners consent to the Proposal by marking the box entitled “FOR” with respect to the Proposal on the enclosed Consent Form and returning the Consent Form promptly in accordance with the voting procedures set forth below. The general partner anticipates that pursuing the proposed sales and reinvestment will cause the overall credit return of the Partnership to be maintained.  Of course, there can be no assurance in this regard.  And the general partner has some conflicts of interest in recommending the Proposal.

CLIENT LIST

«Merged»